Pericom Semiconductor: Enabling Serial Connectivity (NASDAQ: PSEM) Q1 Fiscal Year 2013 Earnings

2 This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward-looking statements for purposes of the safe-harbor provisions under applicable federal securities laws.Such forward-looking statementsinclude the statements in the slide entitled”Q2 FY13 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal second quarter . Actual results may differ materially from our forward-looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. All forward-looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. Weencourage you to review our most recent annual report on Form 10-Kand our most recent quarterly reporton Form 10-Q filed with theSECand, in particular the risk factor sections of those filings. Safe Harbor

3 Quarterly revenue of $36.7 M Decreased 3% Q-to-Q and increased 4% vs. Q1 FY12 Geographic distribution Asia at 93%, North America at 5%, Europe at 2% Channel sales mix International distribution at 63%, CMs at 25%, OEMs at 9%, North America distribution at 3%. Q1 Earnings Overview (Non-GAAP Results)

4 Quarterly : Gross margin of 39.3% Increased 2.2% sequentially and 2.4% YoY Operating expense of $11.8 M vs. $11.8 M last Q Operating income of $2.6 M vs. $2.2 M last Q Operating income margin of 7% Net income of $2.5 M vs. $2.5 M last Q Net profit margin of 7% EPS of 10 cents vs. 10 cents last Q Tax Rate of 28% for Q1 vs. 26% last Q Q1 Earnings Overview (Non-GAAP Results)

5 Cash & Investments $123M Working Capital $135M Total Assets $279M Total Liabilities $43M Shareholders’Equity $236M Book Value/Share $9.94 Cash & Investments/Share $5.20 Sep. 2012 Strong Balance Sheet

6 Product mix as % of revenues IC at 62% Included analog switch at 17%, digital switch at 6%, silicon clocks at 8%, connect at 15%, interface at 6% 10% from PTI FCP at 38% Top five end customers Accounted for 29% of total revenue No customer accounted for 10% of total revenue Q1 Product Mix and Key Customers

7 Introduced 25 new products: Connectivity –13 new products: HDMI switch family Analog and Power Switches PCIe Gen3 signal switch USB signal switches MPS (microprocessor supervisor) Applications for notebook, tablets, embedded, server, storage, networking Timing new products: Embedded clock generators Clock Buffers Real time clock Applications for networking, server, storage, Embedded Signal Integrity new products: PCIe3, and USB3 ReDriver products Applications in server, storage, and networking, notebook/ATAB applications. New Products –1QFY13

8 $ -millions Includes PTI Revenue $30.5 to $34.5 Gross Margin 36.5% to 38.5% Operating Expense $11.5 to $11.9 Other Income $0.5 to $0.7 Tax Rate 26% to 30% Q2 FY13 Business Outlook (Non-GAAP)

Pericom Semiconductor: Enabling Serial Connectivity (Nasdaq: PSEM) Fiscal 1Q13 Earnings Q & A